Exhibit 99.2

Recent Transactions

Reporting Person	Security	Transaction	Date	No. Shares	Price Per Share
BBH*	Class S Units of Beneficial Interest	Purchase	10/20/2026	65,847.23	$11.39
BBH*	Class S Units of Beneficial Interest	Purchase	10/22/2026	21,872.27	$11.43
BBH*	Class S Units of Beneficial Interest	Purchase	10/26/2026	19,298.25	$11.40
BBH*	Class S Units of Beneficial Interest	Purchase	10/27/2026	52,585.45	$11.41
BBH*	Class S Units of Beneficial Interest	Purchase	10/29/2026	116,462.35	$11.42
* On behalf of Client Accounts